EXHIBIT 12.1

August 14, 2018

Rise Companies Corp.

1601 Connecticut Avenue NW, Suite 300

Washington, D.C. 20009

Re:	Securities Qualified pursuant to Post-Qualification Amendment No. 6 to Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of Post-Qualification Amendment No. 6 to the Offering Statement on Form 1-A (CIK No. 000-1640967) (as amended or supplemented, the "Offering Statement") pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Offering Statement and the offering by Rise Companies Corp., a Delaware corporation (the “Company”) of an additional 5,000,000 shares (the “Shares”) of the Company’s Class B Common Stock, $0.0001 par value per share, for an aggregate of up to 10,000,000 Shares.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Company Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of that certain Subscription Agreement, a form of which is included in the Offering Statement as Appendix A, the Company Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Offering Statement and to the references to our firm under the caption "Legal Matters" in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP